Exhibit 99.1

Astoria Financial Corporation Announces Third Quarter EPS of $0.43

Quarterly Cash Dividend of $0.24 Per Common Share Declared

          LAKE SUCCESS, N.Y., Oct. 19 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) (“Astoria”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $41.1 million, or $0.43 diluted earnings per share (“EPS”), for the quarter ended September 30, 2006, compared to $59.2 million, or $0.57 EPS, for the 2005 third quarter.  For the 2006 third quarter, annualized returns on average equity, average tangible equity and average assets were 13.06%, 15.31% and 0.76%, respectively, compared to 17.09%, 19.73% and 1.05%, respectively, for the comparable 2005 period.

          For the nine months ended September 30, 2006, net income totaled $137.8 million, or $1.40 EPS, compared to $176.1 million, or $1.69 EPS, for the comparable 2005 period.  For the nine months ended September 30, 2006, annualized returns on average equity, average tangible equity and average assets were 14.27%, 16.67% and 0.84%, respectively, compared to 17.06%, 19.71% and 1.02%, respectively, for the comparable 2005 period.

2006 Nine Month Balance Sheet Highlights:
-- Deposits increased $367 million, or 4% annualized
-- Loan portfolio increased $354 million, or 3% annualized
- Multifamily/Commercial Real Estate (“CRE”) loan portfolio increased $215 million, or 7% annualized
- One-to-four family loan portfolio increased $173 million, or 2% annualized
-- Securities portfolio decreased $974 million, or 20% annualized
-- Borrowings decreased $1.1 billion, or 19% annualized
-- Repurchased 6.5 million shares

          Commenting on the 2006 third quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, “The decline in U.S. Treasury bond yields during the third quarter caused a further inversion of the yield curve which continued to exert pressure on our net interest margin and earnings while limiting the opportunities for profitable balance sheet growth.  Accordingly, we continued our strategy of shrinking the balance sheet by reducing the securities portfolio and borrowings, growing loans and deposits and repurchasing our stock.”

          Board Declares Quarterly Cash Dividend of $0.24 Per Share

          The Board of Directors of the Company, at their October 18, 2006 meeting, declared a quarterly cash dividend of $0.24 per common share.  The dividend is payable on December 1, 2006 to shareholders of record as of November 15, 2006. This is the forty-sixth consecutive quarterly cash dividend declared by the Company.

          Eleventh Stock Repurchase Program Continues

          During the third quarter, Astoria repurchased 1.8 million shares of its common stock at an average cost of $30.41 per share.  During the nine month period ended September 30, 2006, Astoria repurchased a total of 6.5 million shares, completing its tenth stock repurchase program and commencing its eleventh stock repurchase program in the first quarter.  Under the current stock repurchase program, 3.7 million shares of the 10 million shares authorized remain available for repurchase.

          Third Quarter and Nine Month Earnings Summary

          Net interest income for the quarter ended September 30, 2006 totaled $90.7 million compared to $101.3 million for the 2006 second quarter and $118.5 million for the third quarter a year ago.  For the nine months ended September 30, 2006, net interest income totaled $303.5 million compared to $365.1 million for the comparable 2005 nine month period.

          Astoria’s net interest margin for the quarter ended September 30, 2006 declined to 1.75% from 1.92% for the previous quarter and 2.20% for the quarter ended September 30, 2005, primarily due to the cost of interest- bearing liabilities rising more rapidly than the yield on interest-earning assets.

          Non-interest income for the quarter ended September 30, 2006 totaled $22.9 million compared to $28.4 million for the 2005 third quarter.  The decrease is primarily due to lower mortgage banking income, net, primarily due to the MSR valuation adjustments, as well as lower customer service fees.

          For the nine months ended September 30, 2006, non-interest income totaled $67.5 million compared to $75.6 million for the comparable 2005 period.  The decline was primarily due to a $5.5 million, pre-tax, charge related to the termination of interest rate swap agreements in the 2006 first quarter, a $1.3 million decrease in mortgage banking income, net, and a $0.9 million decrease in other loan fees, due primarily to the outsourcing of mortgage loan servicing effective December 1, 2005.

          The components of mortgage banking income, net, which is included in non- interest income, are detailed below:

(Dollars in millions)	3Q06	3Q05	9 Mos. 06	9 Mos. 05

Loan servicing fees	$1.1	$1.2	$3.4	$3.8
Amortization of MSR*	(0.9)	(1.3)	(2.8)	(4.0)
MSR valuation adjustments	(0.5)	2.7	1.5	2.6
Net gain on sale of loans	0.5	1.1	1.7	2.7
Mortgage banking income, net	$0.2	$3.7	$3.8	$5.1

* Mortgage servicing rights

          General and administrative expense (“G&A”) for the quarter ended September 30, 2006 declined $4.6 million to $53.3 million from $57.9 million for the comparable 2005 period due primarily to a $3.5 million reduction in compensation and benefits expense and a reduction in other expense due to an $850,000 reimbursement for certain legal fees.  The decrease in compensation and benefits expense is primarily a result of the outsourcing of mortgage servicing and further reductions in incentive compensation accruals, partially offset by increases in stock-based compensation.

          For the nine months ended September 30, 2006, G&A declined $11.2 million to $164.8 million from $176.0 million for the comparable 2005 period.  The decrease was predominantly due to a $5.4 million decrease in compensation and benefits expense, a $5.2 million decrease in other expense due primarily to lower goodwill litigation expense, and a $1.9 million decrease in advertising expense, partially offset by a $1.4 million increase in occupancy, equipment and systems expense primarily related to the outsourcing of mortgage servicing.

          Balance Sheet Summary

          The further inversion of the yield curve during the third quarter continued to narrow spread availability. Accordingly, we continued to reduce our balance sheet through the reduction of non-core business activities. Total securities for the quarter ended September 30, 2006 declined $272.2 million, or 19% annualized, to $5.6 billion at September 30, 2006, representing 26% of total assets.  Borrowings declined in the third quarter of 2006 by $378.3 million, or 21% annualized, to $6.8 billion at September 30, 2006, representing 32% of total assets.

          For the nine months ended September 30, 2006, total securities declined $973.8 million, or 20% annualized, and borrowings declined $1.1 billion, or 19% annualized.  Total assets declined $262.3 million from June 30, 2006 and $781.1 million from December 31, 2005 and total $21.6 billion at September 30, 2006.

          Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

(Dollars in millions)	12/31/99	12/31/01	12/31/03	12/31/05	09/30/06	% Change 12/31/99-09/30/06

Assets	$22,700	$22,672	$22,462	$22,380	$21,599	- 5%
Loans	$10,286	$12,167	$12,687	$14,392	$14,746	+ 43%
Securities	$10,763	$8,013	$8,448	$6,572	$5,599	- 48%
Deposits	$9,555	$10,904	$11,187	$12,810	$13,177	+ 38%
Borrowings	$11,528	$9,826	$9,632	$7,938	$6,824	- 41%

          The following table illustrates this improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05	09/30/06	% Change	CAGR

Loans	$66.28	$89.36	$107.51	$137.11	$148.46	124%	13%
Deposits	$61.57	$80.09	$94.80	$122.04	$132.66	115%	12%

          Total loan production for the third quarter and nine months ended September 30, 2006 was $868.6 million and $2.4 billion, respectively, compared to $1.3 billion and $3.3 billion, respectively, for the comparable 2005 periods.  The loan pipeline at September 30, 2006 totaled $1.2 billion, an increase of $333.5 million, or 41%, over the pipeline at June 30, 2006.

          During the 2006 third quarter, the 1-4 family mortgage loan portfolio increased $107.1 million, or 4% annualized, from the previous quarter and totaled $9.9 billion at September 30, 2006.  For the quarter ended September 30, 2006, 1-4 family loan originations and purchases totaled $706.6 million compared to $983.4 million for the 2005 third quarter.  Of the 2006 third quarter production, 70% consisted of 3/1 and 5/1 adjustable rate mortgage loans.

          For the nine months ended September 30, 2006, the 1-4 family mortgage loan portfolio increased $173.3 million, or 2% annualized.  For the nine month period ended September 30, 2006, 1-4 family loan originations and purchases totaled $1.8 billion compared to $2.4 billion in the year-ago nine month period.  Of the 2006 nine month loan production, 75% consisted of 3/1 and 5/1 adjustable rate mortgage loans.

          During the 2006 third quarter, the multifamily and CRE loan portfolio increased $30.5 million, or 3% annualized, to $4.1 billion, or 28% of total loans, at September 30, 2006.  Multifamily and CRE loan originations totaled $158.2 million for the 2006 third quarter compared to $270.6 million for the comparable 2005 period.  The average loan-to-value ratio of the multifamily and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

          For the nine month period ended September 30, 2006, the multifamily and CRE loan portfolio increased $215.0 million, or 7% annualized.  Multifamily and CRE loan originations totaled $559.4 million for the 2006 nine month period compared to $769.0 million in the comparable year-ago period.

          At September 30, 2006, non-performing loans totaled $55.1 million, or 0.25% of total assets, compared to $54.3 million, or 0.25% of total assets, at June 30, 2006 and $65.0 million, or 0.29% of total assets, at December 31, 2005.  Net charge-offs for the quarter and nine months ended September 30, 2006 totaled $1.1 million and $1.2 million, respectively, compared to $472,000 and $711,000, respectively, for the comparable 2005 periods.  The increase in charge-offs for the three and nine months ended September 30, 2006 was due, for the most part, to a $947,000 charge-off on a non-performing loan in foreclosure that was sold in the 2006 third quarter.  The ratio of the allowance for loan losses to non-performing loans at September 30, 2006 was 145%.

          Deposits for the 2006 third quarter increased $84.8 million to $13.2 billion at September 30, 2006.   During the 2006 third quarter, our efforts to extend deposit liabilities resulted in $1.5 billion of non-Liquid CDs issued or repriced at a weighted average rate of 5.21% with a weighted average maturity of 12 months.

          For the nine months ended September 30, 2006, deposits increased $366.6 million, or 4% annualized. During that period $4.7 billion of non-Liquid CDs were issued or repriced at a weighted average rate of 4.83% with a weighted average maturity of 12 months.

          Commenting on the bank’s retail activity, Mr. Engelke noted, “Our marketing efforts continue to produce new customers from our communities, creating relationship development opportunities for us.  For example, during the nine months ended September 30, 2006, 19% of all new and existing CD customers, and 22% of all new and existing Liquid CD customers, without checking accounts, were cross-sold new, low-cost checking accounts, the linchpin product for building long-term, profitable customer relationships.”

          Stockholders’ equity was $1.3 billion, or 5.84% of total assets at September 30, 2006.  Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.84%, 6.84% and 12.66%, respectively, at September 30, 2006.

          Future Outlook

          Commenting on the outlook for the remainder of 2006 and 2007, Mr. Engelke stated, “The interest rate environment remains very challenging, characterized by a prolonged flat-to-inverted yield curve that continues to negatively impact our net interest margin and earnings and limits opportunities for profitable growth.  We anticipate continued margin compression for the fourth quarter, although the magnitude of the compression will be less than the current quarter.  Looking forward, based on our economic forecasting model which currently includes three 25 basis point reductions by the Federal Reserve in 2007 and a gradual flattening of the yield curve, we expect the margin to remain relatively stable in 2007.  We will, as a result, continue our strategy of shrinking the balance sheet through reductions in the securities portfolio and borrowings through normal cash flow, while we emphasize deposit and loan growth, all of which will continue to improve the quality of both the balance sheet and earnings. As we reduce the size of the balance sheet, we will continue to focus on the repurchase of our stock as a very desirable use of capital.  This strategy should better position us to take advantage of more profitable asset growth opportunities when the yield curve steepens.”

          Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.6 billion is the fifth largest thrift institution in the United States.  Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.2 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-four states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty- four states and the District of Columbia.

          Earnings Conference Call October 20, 2006 at 9:00 a.m. (ET)

          The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Friday morning October 20, 2006 at 9:00 a.m. (ET). The toll-free dial-in number is (800) 967-7140.

          A telephone replay will be available on October 20, 2006 from 12 noon (ET) through Friday, October 27, 2006 11:59 p.m. (ET).  The replay number is (888) 203-1112, passcode: 2849847.  The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

          Forward Looking Statements

          This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

          Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non- occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.  We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At September 30, 2006	At December 31, 2005

ASSETS
Cash and due from banks	$152,735	$169,234
Repurchase agreements	54,660	182,803
Securities available-for-sale	1,617,461	1,841,351
Securities held-to-maturity (fair value of $3,878,082 and $4,627,013, respectively)	3,981,062	4,730,953
Federal Home Loan Bank of New York stock, at cost	139,349	145,247
Loans held-for-sale, net	14,629	23,651
Loans receivable:
Mortgage loans, net	14,286,640	13,879,804
Consumer and other loans, net	459,245	512,489
	14,745,885	14,392,293
Allowance for loan losses	(79,930)	(81,159)
Total loans receivable, net	14,665,955	14,311,134
Mortgage servicing rights, net	16,167	16,502
Accrued interest receivable	80,341	80,318
Premises and equipment, net	146,077	151,494
Goodwill	185,151	185,151
Bank owned life insurance	381,886	382,613
Other assets	163,655	159,820
TOTAL ASSETS	$21,599,128	$22,380,271
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$13,177,006	$12,810,455
Reverse repurchase agreements	4,780,000	5,780,000
Federal Home Loan Bank of New York advances	1,628,527	1,724,000
Other borrowings, net	415,832	433,526
Mortgage escrow funds	165,816	124,929
Accrued expenses and other liabilities	170,768	157,134
TOTAL LIABILITIES	20,337,949	21,030,044
Stockholders’ equity:
Preferred stock, $1.00 par value; (5,000,000 shares authorized; none issued and outstanding)	—	—
Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 99,326,924 and 104,967,280 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	837,567	824,102
Retained earnings	1,839,443	1,774,924
Treasury stock (67,167,964 and 61,527,608 shares, at cost, respectively)	(1,350,189)	(1,171,604)
Accumulated other comprehensive loss	(44,421)	(49,536)
Unallocated common stock held by ESOP (6,246,454 and 6,465,273 shares, respectively)	(22,886)	(23,688)
Deferred compensation	—	(5,636)
TOTAL STOCKHOLDERS’ EQUITY	1,261,179	1,350,227
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,599,128	$22,380,271

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Interest income:
Mortgage loans:
One-to-four family	$127,735	$115,118	$378,226	$339,598
Multi-family, commercial real estate and construction	65,933	60,951	192,178	177,447
Consumer and other loans	9,099	8,199	26,918	22,455
Mortgage-backed and other securities	64,946	82,072	205,373	264,520
Repurchase agreements	1,266	1,056	5,205	3,866
Federal Home Loan Bank of New York stock	2,049	1,577	5,535	4,400
Total interest income	271,028	268,973	813,435	812,286
Interest expense:
Deposits	102,103	71,903	275,357	203,928
Borrowings	78,258	78,534	234,549	243,262
Total interest expense	180,361	150,437	509,906	447,190
Net interest income	90,667	118,536	303,529	365,096
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	90,667	118,536	303,529	365,096
Non-interest income:
Customer service fees	16,170	17,798	49,208	49,049
Other loan fees	983	1,397	2,755	3,643
Mortgage banking income, net	181	3,703	3,810	5,067
Income from bank owned life insurance	3,957	4,070	12,063	12,435
Other	1,573	1,404	(348)	5,446
Total non-interest income	22,864	28,372	67,488	75,640
Non-interest expense:
General and administrative:
Compensation and benefits	27,584	31,060	86,423	91,817
Occupancy, equipment and systems	16,104	15,978	49,209	47,790
Federal deposit insurance premiums	414	432	1,263	1,327
Advertising	1,839	1,765	5,668	7,540
Other	7,374	8,680	22,280	27,516
Total non-interest expense	53,315	57,915	164,843	175,990
Income before income tax expense	60,216	88,993	206,174	264,746
Income tax expense	19,122	29,814	68,383	88,692
Net income	$41,094	$59,179	$137,791	$176,054
Basic earnings per common share	$0.44	$0.59	$1.44	$1.72
Diluted earnings per common share	$0.43	$0.57	$1.40	$1.69
Basic weighted average common shares	93,944,367	101,058,022	95,563,670	102,149,797
Diluted weighted average common and common equivalent shares	96,489,271	103,088,233	98,137,080	104,069,045

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,

	2006	2005	2006	2005

Selected Returns and Financial Ratios (annualized)
Return on average stockholders’ equity	13.06%	17.09%	14.27%	17.06%
Return on average tangible stockholders’ equity (1)	15.31	19.73	16.67	19.71
Return on average assets	0.76	1.05	0.84	1.02
General and administrative expense to average assets	0.98	1.02	1.00	1.02
Efficiency ratio (2)	46.96	39.42	44.43	39.93
Net interest rate spread (3)	1.64	2.11	1.83	2.13
Net interest margin (4)	1.75	2.20	1.93	2.21
Selected Non-GAAP Returns and Financial Ratios (annualized) (5)
Non-GAAP return on average stockholders’ equity			14.65%	17.06%
Non-GAAP return on average tangible stockholders’ equity (1)			17.11	19.71
Non-GAAP return on average assets			0.86	1.02
Non-GAAP efficiency ratio (2)			43.79	39.93
Asset Quality Data (dollars in thousands)
Non-performing loans/total loans			0.37%	0.27%
Non-performing loans/total assets			0.25	0.17
Non-performing assets/total assets			0.26	0.17
Allowance for loan losses/non-performing loans			145.16	216.39
Allowance for loan losses/non-accrual loans			146.50	219.22
Allowance for loan losses/total loans			0.54	0.58
Net charge-offs to average loans outstanding (annualized)	0.03%	0.01%	0.01	0.01
Non-performing assets			$55,488	$39,213
Non-performing loans			55,063	37,916
Loans 90 days past maturity but still accruing interest			502	490
Non-accrual loans			54,561	37,426
Net charge-offs	$1,133	$472	1,229	711
Capital Ratios (Astoria Federal)
Tangible			6.84%	6.20%
Core			6.84	6.20
Risk-based			12.66	12.11
Other Data
Cash dividends paid per common share	$0.24	$0.20	$0.72	$0.60
Dividend payout ratio	55.81%	35.09%	51.43%	35.50%
Book value per share (6)			$13.55	$13.81
Tangible book value per share (7)			11.56	11.97
Average equity/average assets	5.81%	6.12%	5.86%	5.97%
Mortgage loans serviced for others (in thousands)			$1,394,240	$1,548,991
Full time equivalent employees			1,597	1,760

(1)	Average tangible stockholders’ equity represents average stockholders’ equity less average goodwill.
(2)	The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)

The information presented for the nine months ended September 30, 2006 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP.  The 2006 information excludes the $3.6 million, after tax, ($5.5 million, before tax) charge for the termination of our interest rate swap agreements recorded in the 2006 first quarter.  See page 12 for a reconciliation of GAAP net income to non-GAAP earnings for the nine months ended September 30, 2006.

(6)	Book value per share represents stockholders’ equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(7)	Tangible book value per share represents stockholders’ equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30,

	2006			2005

	Average Balance	Interest	Average Yield/ Cost (Annualized)	Average Balance	Interest	Average Yield/ Cost (Annualized)

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$9,952,037	$127,735	5.13%	$9,471,378	$115,118	4.86%
Multi-family, commercial real estate and construction	4,268,318	65,933	6.18	3,930,711	60,951	6.20
Consumer and other loans(1)	468,436	9,099	7.77	529,622	8,199	6.19
Total loans	14,688,791	202,767	5.52	13,931,711	184,268	5.29
Mortgage-backed and other securities(2)	5,774,554	64,946	4.50	7,378,492	82,072	4.45
Repurchase agreements	95,969	1,266	5.28	122,585	1,056	3.45
Federal Home Loan Bank stock	142,998	2,049	5.73	123,199	1,577	5.12
Total interest-earning assets	20,702,312	271,028	5.24	21,555,987	268,973	4.99
Goodwill	185,151			185,151
Other non-interest-earning assets	778,978			878,590
Total assets	$21,666,441			$22,619,728
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings	$2,277,608	2,309	0.41	$2,710,873	2,744	0.40
Money market	506,959	1,281	1.01	767,711	1,866	0.97
NOW and demand deposit	1,482,642	218	0.06	1,565,633	233	0.06
Liquid certificates of deposit	1,243,914	15,184	4.88	393,735	3,053	3.10
Total core deposits	5,511,123	18,992	1.38	5,437,952	7,896	0.58
Certificates of deposit	7,505,903	83,111	4.43	7,222,728	64,007	3.54
Total deposits	13,017,026	102,103	3.14	12,660,680	71,903	2.27
Borrowings	7,045,962	78,258	4.44	8,247,037	78,534	3.81
Total interest-bearing liabilities	20,062,988	180,361	3.60	20,907,717	150,437	2.88
Non-interest-bearing liabilities	344,467			326,857
Total liabilities	20,407,455			21,234,574
Stockholders’ equity	1,258,986			1,385,154
Total liabilities and stockholders’ equity	$21,666,441			$22,619,728
Net interest income/net interest rate spread		$90,667	1.64%		$118,536	2.11%
Net interest-earning assets/net interest margin	$639,324		1.75%	$648,270		2.20%
Ratio of interest-earning assets to interest- bearing liabilities	1.03x			1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Nine Months Ended September 30,

	2006			2005

	Average Balance	Interest	Average Yield/ Cost (Annualized)	Average Balance	Interest	Average Yield/ Cost (Annualized)

Assets:
Interest-earning assets:
Mortgage loans(1):
One-to-four family	$9,921,036	$378,226	5.08%	$9,362,018	$339,598	4.84%
Multi-family, commercial real estate and construction	4,192,095	192,178	6.11	3,813,944	177,447	6.20
Consumer and other loans(1)	488,223	26,918	7.35	527,298	22,455	5.68
Total loans	14,601,354	597,322	5.45	13,703,260	539,500	5.25
Mortgage- backed and other securities(2)	6,098,527	205,373	4.49	7,962,719	264,520	4.43
Repurchase agreements	145,121	5,205	4.78	184,637	3,866	2.79
Federal Home Loan Bank stock	141,577	5,535	5.21	130,618	4,400	4.49
Total interest- earning assets	20,986,579	813,435	5.17	21,981,234	812,286	4.93
Goodwill	185,151			185,151
Other non- interest- earning assets	788,337			863,831
Total assets	$21,960,067			$23,030,216
Liabilities and stockholders’ equity:
Interest- bearing liabilities:
Savings	$2,380,057	7,164	0.40	$2,802,298	8,417	0.40
Money market	563,485	4,135	0.98	843,232	5,825	0.92
NOW and demand deposit	1,512,951	662	0.06	1,574,350	698	0.06
Liquid certificates of deposit	981,897	32,636	4.43	288,023	5,998	2.78
Total core deposits	5,438,390	44,597	1.09	5,507,903	20,938	0.51
Certificates of deposit	7,513,758	230,760	4.09	7,054,729	182,990	3.46
Total deposits	12,952,148	275,357	2.83	12,562,632	203,928	2.16
Borrowings	7,375,315	234,549	4.24	8,757,579	243,262	3.70
Total interest- bearing liabilities	20,327,463	509,906	3.34	21,320,211	447,190	2.80
Non-interest- bearing liabilities	345,408			334,032
Total liabilities	20,672,871			21,654,243
Stockholders’ equity	1,287,196			1,375,973
Total liabilities and stockholders’ equity	$21,960,067			$23,030,216
Net interest income/net interest rate spread		$303,529	1.83%		$365,096	2.13%
Net interest- earning assets/net interest margin	$659,116		1.93%	$661,023		2.21%
Ratio of interest- earning assets to interest- bearing liabilities	1.03x			1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2006		At June 30, 2006		At September 30, 2005

		Weighted Average Balance Rate(1)		Weighted Average Balance Rate(1)		Weighted Average Balance Rate(1)

Selected interest- earning assets: Mortgage loans, gross(2):
One-to-four family	$9,931,184	5.40%	$9,824,066	5.32%	$9,509,514	5.13%
Multi-family, commercial real estate and construction	4,268,679	5.96	4,245,697	5.95	3,991,029	5.85
Mortgage-backed and other securities(3)	5,598,523	4.34	5,870,733	4.34	7,088,515	4.35
Interest-bearing liabilities:
Savings	2,209,535	0.40	2,352,923	0.40	2,636,201	0.40
Money market	478,932	1.00	537,602	1.01	729,552	0.97
NOW and demand deposit	1,466,725	0.06	1,535,833	0.06	1,547,769	0.06
Liquid certificates of deposit	1,402,562	5.05	1,117,478	4.54	479,372	3.29
Total core deposits	5,557,754	1.54	5,543,836	1.20	5,392,894	0.64
Certificates of deposit	7,619,252	4.54	7,548,396	4.26	7,412,756	3.58
Total deposits	13,177,006	3.27	13,092,232	2.96	12,805,650	2.34
Borrowings, net	6,824,359	4.38	7,202,662	4.29	8,099,498	3.84

(1)

Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

RECONCILIATION OF 2006 GAAP NET INCOME TO NON-GAAP EARNINGS
(In Thousands, Except Per Share Data)

	For the Nine Months Ended September 30, 2006

	GAAP	Adjustments(4)	Non-GAAP

Net interest income after provision for loan losses	$303,529	$—	$303,529
Non-interest income	67,488	5,456	72,944
Non-interest expense	164,843	—	164,843
Income before income tax expense	206,174	5,456	211,630
Income tax expense	68,383	1,810	70,193
Net income	$137,791	$3,646	$141,437
Basic earnings per common share	$1.44	$0.04	$1.48
Diluted earnings per common share	$1.40	$0.04	$1.44

(4)	Adjustments relate to the $5.5 million charge for the termination of our interest rate swap agreements and the related tax effects.

SOURCE  Astoria Financial Corporation
          -0-                                        10/19/2006
          /CONTACT:  Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com/
          /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
          /Web site:  http://www.astoriafederal.com
                           http://ir.astoriafederal.com /
          (AF)